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                                                                    EXHIBIT 23.6

                        [Letterhead of GeothermEx, Inc.]

                    GEOTHERMAL RESOURCE CONSULTANT'S Consent


                                October 22, 1999

CE Generation, LLC
302 South 36th Street,
Suite 400 Omaha,
Nebraska 68131

        This letter is furnished relating to the exchange of $400,000,000 principal amount of unregistered 7.416% Senior Secured Bonds Due December 15, 2018 (the "Old Securities") for $400,000,000 principal amount of registered 7.416% Senior Secured Bonds Due December 15, 2018 (the "New Securities").

        We consent to the inclusion of our Assessment of the Resource Supplying Geothermal Facilities at Salton Sea, California dated February 1999 in the Registration Statement being filed by CE Generation, LLC in respect of the New Securities and to the other references to us contained in the Prospectus which is part of such Registration Statement.


                                                   GEOTHERMEX, INC.

                                                   By: /s/ Subir K. Sanyal
                                                       -----------------------
                                                       Name:  Subir K. Sanyal
                                                       Title: President